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                                                                 EXHIBIT 10.4(c)

               SECOND AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT
                  AND FIRST AMENDMENT TO REVOLVING CREDIT NOTE

         THIS SECOND AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT AND SECOND AMENDMENT TO REVOLVING CREDIT NOTE (the "Amendment") is made this the fifth day of February, 2003, by and between SUNTRUST BANK (the "Lender"), and CENTRAL FREIGHT LINES, INC., a Texas corporation (the "Borrower").

                                    RECITALS:

         A. Borrower and Lender entered into that certain Revolving Credit Loan Agreement April 30, 2002 (as previously amended and as amended from time to time, the "Loan Agreement"). In connection with the Loan Agreement, Borrower executed a Revolving Credit Note dated April 30, 2002 (as previously amended and as amended from time to time, the "Revolving Credit Note").

         B. The Borrower has requested that Lender amend the Loan Agreement and the Revolving Credit Note to increase the principal amount available thereunder and to make other amendments to the Loan Agreement as set forth herein.

         C. Terms not defined herein shall have the meanings ascribed to such terms in the Loan Agreement and the Revolving Credit Note.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein, the parties hereto agree that the Loan Agreement and the Revolving Credit Note are hereby amended and modified as follows:

         Section 1. The principal amount available under the Revolving Credit Note is amended from $14,000,000 to $24,000,000 for the period commencing as of the date of this Amendment and ending on May 5, 2003. On May 5, 2003, the principal amount available under the Revolving Credit Note shall be reduced to $14,000,000.

         Section 2.        The definition of "Revolving Commitment" in
Section 1.1 of the Loan Agreement is deleted and the following is substituted in lieu thereof:

                  "Revolving Commitment" shall mean the obligation of the Lender to make Advances to the Borrower, subject to Section 2.1 hereof, in an aggregate principal amount not exceeding $24,000,000. On May 5, 2003, the Revolving Commitment shall be reduced to $14,000,000

         Section 3. All other references to $14,000,000 as the Revolving Commitment and the principal amount of the Revolving Credit Note, as set forth in the Loan Agreement are hereby amended to conform to the amendments as expressed in this Amendment.

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         Section 4.        Section 1.1 of the Loan Agreement concerning
"Definitions" is hereby amended to add the following definition:

                  "Moyes Guaranty" shall mean that certain Guaranty executed by Jerry C. Moyes and Lender dated February 5, 2003, pursuant to which Jerry C. Moyes guarantees, in accordance with the terms thereof, a portion of the Obligations, as such guaranty may be amended or restated from time to time.

         Section 5. Article 8 of the Loan Agreement concerning "Events of Default" is amended to add the following as subsection (r) thereof as an additional Event of Default:

                  (r) A default or event of default occurs under the terms of the Moyes Guaranty.

         Section 6. Section 6.1 of the Loan Agreement concerning "Minimum Tangible Net Worth" is amended to substitute $30,669,000 for $25,000,000 and to commence the addition of 50% of Net Income to such new base net worth beginning January 1, 2003. In addition, as of the closing of any initial public offering of equity securities by the Borrower, Minimum Tangible Net Worth shall be increased by the net proceeds to the Borrower, Parent, and its consolidated group less a dividend of all previously taxed income, less a separation payment to Central Refrigerated of up to $8.5 million (and notwithstanding anything to the contrary, such payment is hereby approved and any default under the Loan Agreement is waived), and less the booking of a non-cash deferred tax liability upon conversion to a C corporation.

         Section 7. Section 6.2 concerning Minimum EBITDA is deleted and the following is substituted in lieu thereof:

                  SECTION 6.2 MINIMUM EBITDA. The Borrower will maintain its EBITDA as of the last day of the periods set forth below of not less than the amounts set forth below:

From January 1, 2003 to                        $  7,000,000
the last day of the first fiscal quarter

From January 1, 2003 to                        $ 17,000,000
the last day of the second fiscal quarter

From January 1, 2003 to                        $ 28,000,000
the last day of the third fiscal quarter

From January 1, 2003 to
the last day of the fiscal year 2003
and thereafter on a rolling
four fiscal quarter basis                      $ 38,000,000

         Section 8. Effective December 31, 2002, Section 6.3 concerning "Maximum Lease Adjusted Leverage Ratio" is deleted and the following is substituted in lieu thereof:

                  SECTION 6.3 MAXIMUM LEASE ADJUSTED LEVERAGE RATIO. The Lease Adjusted Leverage Ratio of the Borrower for the period ending December 31, 2002 shall not be

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         greater than 3.5 to 1.0. Thereafter, the Borrower shall maintain a
         Lease Adjusted Leverage Ratio not greater than the ratios set forth below, measured on a rolling thirteen Fiscal Period basis, for the periods set forth below:

End of 1st Quarter of 2003         3.5 to 1.0
End of 2nd Quarter of 2003         3.25 to 1.0
End of 3rd Quarter of 2003         3.0 to 1.0
End of 4th Quarter of 2003         2.75 to 1.0

         Section 9. Section 7.4 of the Loan Agreement concerning "Investments, Loans, Etc." is amended to the extent that the aggregate amount of the Moyes Note and all other loans to Jerry Moyes and his Affiliates may be increased from $8,000,000 principal amount to $18,000,000.

         Section 10.       Section 7.11 shall be amended to read as follows:

                  "Borrower will not pay or declare any dividends during any fiscal year in excess of 40% of Borrower's Net Income for such fiscal year; provided, that contemporaneously with an initial public offering, Borrower and Parent may declare and pay a dividend equal to all previously taxed S corporation income."

         Section 11. Concurrently with the execution and delivery of this Amendment, Borrower shall pay Lender a fee of $50,000.00.

         Section 12. Section 5.9 of the Loan Agreement concerning "Use of Proceeds and Letter of Credit" is amended to the extent that up to $10,000,000 of proceeds of the Revolving Loan may be used to increase loans to Moyes or his Affiliates under the Moyes Note or otherwise.

         Section 13.       The following affirmative covenant is added as
Section 5.12 of the Loan Agreement:

                  SECTION 5.12 PERMANENT PREPAYMENT OF REVOLVING CREDIT LOAN. In the event the Borrower (or the Parent) shall complete a public offering of its shares, the Borrower will require that the Moyes Note shall be permanently repaid in full and terminated. Borrower and Parent shall make it a condition to any advance to or for the benefit of Moyes and/or his Affiliates that, in the event the indebtedness of SPP is refinanced and produces proceeds in excess of $45,000,000, the Revolving Credit Note shall be permanently prepaid with the first $10,000,000 of such excess proceeds thereof (or if the excess is less than $10,000,000, the full amount of such excess), and the Revolving Commitment shall be permanently reduced by such prepayment. In the event of a prepayment in accordance with the immediately preceding sentence, the Moyes Guaranty shall be reduced dollar-for-dollar with the amount of such prepayment, and upon prepayment of the entire $10,000,000, the Moyes Guaranty shall terminate in its entirety and be of no further force or effect whatsoever.

         Section 14. As a condition subsequent to Lender's execution of this Amendment, within thirty (30) days after the date hereof, Jerry C. Moyes shall: (i) execute and deliver to Lender a mortgage (or deed of trust, as applicable) granting a first-priority mortgage lien (or deed of trust lien, as applicable) on his truck terminals leased to Borrower located in Fort Worth,

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Beaumont, and Eagle Pass, Texas. Prior to the deliver of such mortgages (or deeds of trust), Borrower shall deliver title reports to Lender which fully disclose all material liens and encumbrances. The failure to comply with this affirmative covenant shall be an Event of Default under Section 8.1(d).

         Section 15. Lender acknowledges that Borrower is owed a receivable amounting to approximately $1,000,000 by former director Ronald Moyes relating to the purchase of tires by Ronald Moyes from Borrower and waives any default arising from such transactions, including any default arising under Sections 7.4 and 7.6 of the Loan Agreement. It is Borrower's intent to work down the receivable, but it may be necessary to facilitate further purchases by Mr. Moyes during 2003, which Lender agrees to permit, without default, so long as the total amount outstanding at any one time does not exceed $1,000,000.

         Section 16. Effective as of the making of the prepayment required by new Section 5.12 of the Loan Agreement (as set forth in Section 13 above),
Section 7.11 shall be amended to permit SPP to raise the rent charged under the SPP Lease to an amount not to exceed the amount derived by applying a capitalization rate equal to the greater of (x) eight percent per annum or (y) four percentage points greater than the treasury rate for US government securities having a maturity most nearly equal to the remaining lease term at the time such rate is established, multiplied by an assumed value of the properties of $90,000,000. Such rental amount may be increased by applying the same formula to the purchase price of any additional property purchased by SPP and rented by Borrower for use in its operations after the date hereof.

         Section 17. Lender acknowledges that, effective January 1, 2003, Borrower has changed its fiscal year to a year ending December 31 consisting of four quarters, each containing 13 weeks, from its former fiscal year ended December 31 consisting of three quarters of 12 weeks and a fourth quarter of 16 weeks. Lender consents to such change and waives any default arising therefrom.

         Section 18.       Lender acknowledges that, effective December
31, 2002, Borrower disposed of Central Refrigerated by transferring the stock of Central Refrigerated to Jerry Moyes and the Moyes Family Trust in exchange for, among other things, the cancellation of debt in the principal amount of $14.7 million owed by Borrower to such persons. Parent also agreed to make a separation payment of $8.3 million to Central Refrigerated solely out of offering proceeds should Parent complete an initial public offering. Lender consents to such disposition and waives any default arising therefrom, including from the separation payment.

         Section 19. Except as provided herein, the Loan Agreement, the Revolving Credit Note and the Guaranty shall remain unamended and shall be in full force and effect.

         Section 20. This modification shall be governed by and construed pin accordance with the laws of the State of Tennessee.

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         IN WITNESS WHEREOF, the undersigned by and through their duly authorized officers hereby execute this Amendment as of the day and date first set forth above.

                                   CENTRAL FREIGHT LINES, INC.,
                                   a Texas corporation

                                   By: /s/ Jeff Hale
                                       ----------------------------------------

                                   Title: CFO

                                   SUNTRUST BANK

                                   By: /s/ Allen Oakley
                                       ----------------------------------------

                                   Title: Managing Director

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                              CONSENT OF GUARANTOR

         The undersigned, as Guarantor under a Guaranty dated as of April 30, 2002, hereby executes this Second Amendment to Revolving Credit Loan Agreement and First Amendment to Revolving Credit Note to evidence its consent thereto, as well as the transactions contemplated thereby, and agrees that its Guaranty remains in full force and effect for the Loan Agreement and the Note, as increased and as amended.

                                    CENTRAL FREIGHT LINES, INC.,
                                    a Nevada corporation

                                    By: /s/ Jeff Hale

Date: February 5, 2003
                                    Title: CFO

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